Free Writing Prospectus Dated July 14, 2026 Filed Pursuant to Rule 433(d) Registration No. 333-288943 Registration No. 333-288943-07

**FINAL PRICING DETAILS** $1.35bn CarMax (CARMX 2026-3) Prime Auto Loan

Joint-leads: Scotiabank (str), Barclays, CIBC, Wells Fargo Securities

Co-managers: Mizuho, TD, Truist and US Bank

ANTICIPATED CAPITAL STRUCTURE

CLS	SIZE($MM)*	OFFERED($MM)	WAL	S/F**	P.WIN	E-FIN	L-FIN	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)

A-1	297.800	294.077	0.30	A-1+/F1+	1-7	02/27	07/27	I-CRV	+14	3.964	3.964	100.00000
A-2	451.730	446.083	1.17	AAA/AAA	7-22	05/28	10/29	I-CRV	+36	4.403	4.36	99.99656
A-3	451.730	446.083	2.76	AAA/AAA	22-47	06/30	09/31	I-CRV	+43	4.654	4.60	99.97560
A-4	81.750	80.728	3.97	AAA/AAA	47-48	07/30	10/32	I-CRV	+45	4.723	4.67	99.97414
B	23.680	23.384	3.98	AA/AA	48-48	07/30	10/32	I-CRV	+65	4.923	4.87	99.98839
C	25.710	25.388	3.98	A/A	48-48	07/30	10/32	I-CRV	+78	5.053	5.00	99.99794
D	17.600	17.380	3.98	BBB/BBB	48-48	07/30	07/33	I-CRV	+115	5.423	5.36	99.99042

**	Expected Ratings

-TRANSACTION DETAILS-

Size [OFFERING] : $1.350 billion [$1.33312 billion]

Format : SEC Registered

ERISA Eligible : Yes

Risk Retention : US – Yes; horizontal expected but may contain vertical component; EU - No

Expected Ratings : S&P/Fitch

Expected Pricing : PRICED

Expected Settlement : 07/22/2026

First Payment Date : 8/17/26

Pricing Speed : 1.30% ABS to 10% Clean-Up Call

Min Denoms : $5k x $1k

Bloomberg Ticker : CARMX 2026-3

BBERG SSAP : CARMX263

Bill & Deliver : Scotiabank

-MARKETING MATERIALS-

Preliminary Prospectus, FWP, Intex cdi (attached)

Deal Roadshow : https://dealroadshow.finsight.com

Entry Code (Case Sensitive): CARMX20263

Direct Link : https://dealroadshow.finsight.com/e/CARMX20263

Intex Dealname: scotiacarmx2603base; Password: 933A

CUSIPS:

Tranche CUSIP

A1 14321H AA3

A2 14321H AB1

A3 14321H AD7

A4 14321H AE5

B 14321H AF2

C 14321H AG0

D 14321H AH8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.